Exhibit 10.3
[Jazz Pharmaceuticals Letterhead]
PERSONAL, PRIVATE AND CONFIDENTIAL
2 May 2016
Patricia Carr
[Address]
Re: Change in Control Stock Award Acceleration
Dear Patricia:
This letter agreement (“Agreement”) sets forth the terms and conditions for accelerated vesting of your Stock Awards under certain circumstances. Terms not defined in this Agreement shall have the definitions set forth in your Amended and Restated Change in Control Severance Terms Agreement which is effective 15 May 2016 (the “CIC Severance Agreement”).
1.    Accelerated Vesting of Stock Awards.
If you are subject to a Covered Termination which is effective on or within twelve (12) months following a Change in Control, and you meet all requirements for receipt of the Severance Benefits under the CIC Severance Agreement (including but not limited to the requirement to execute and return a release), the following shall apply: the vesting (and exercisability, if applicable) of all outstanding options to purchase the Company’s ordinary shares, stock appreciation rights or similar rights or other rights with respect to the Company’s ordinary shares, and any other stock awards granted to you pursuant to any equity incentive plan of the Company, including but not limited to restricted stock units (collectively, the “Stock Awards”), that are held by you on the date of your Covered Termination shall be accelerated in full.
The vesting (and exercisability, if applicable) of any Stock Award which shall be accelerated pursuant to this Agreement shall occur on the sixtieth (60th) day following the date of your Covered Termination. Notwithstanding anything to the contrary set forth in any applicable equity incentive plan of the Company or any agreement evidencing a Stock Award, in the event of your Covered Termination (and in order to give effect to the intent of this provision), in no event will any portion of your Stock Award be forfeited or terminate any earlier than the sixtieth (60th) day following the date of your Covered Termination.
2.    Governing Law.
The Stock Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.

For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
3.    Miscellaneous.
The accelerated vesting provided under this Agreement is in addition to, and does not replace or otherwise affect any provision in any applicable equity incentive plan of the Company or any agreement evidencing a Stock Award that provides for the acceleration of vesting (and exercisability, if applicable) of such Stock Award. This Agreement, the applicable equity incentive plan, and award agreement under which each Stock Award is granted, are the complete and exclusive agreement of the parties concerning this subject matter, and any modifications to this Agreement must be memorialized in a written agreement signed by both parties.
This Agreement is effective as of 15 May 2016, provided that it is fully signed by you and Jazz Pharmaceuticals plc as of such date.
Please sign and date this Agreement in the space provided below no later than 13 May, and return it to me at your earliest convenience. If you have any questions, please let me know.

Sincerely,
JAZZ PHARMACEUTICALS PLC

/s/ Heather P. McGaughey
Heather McGaughey Senior Vice President, Human Resources

REVIEWED, UNDERSTOOD AND AGREED:

/s/ Patricia Carr
Patricia Carr Vice President, Finance

Date: 12 May 2016